FOR IMMEDIATE RELEASE

Ciena Makes Strategic Acquisitions in Fiber Broadband Access to Further Address Growing Opportunity at the Network Edge

Announces Intent to Acquire Tibit Communications and Acquisition of Benu Networks

HANOVER, Md. – November 22, 2022 – Ciena® Corporation (NYSE: CIEN), a networking systems, services and software company, today announced that it has entered into a definitive agreement to acquire Tibit Communications, Inc., a privately-held company headquartered in Petaluma, California, and that it has acquired Benu Networks, Inc., a privately-held company headquartered in Burlington, Massachusetts. Tibit and Benu are focused on simplifying broadband access networks through next-generation PON technologies and advanced subscriber management, respectively.

Individually and together, Tibit and Benu will complement Ciena’s existing portfolio of solutions for broadband access use cases, including residential broadband, enterprise business services, and fixed-wireless access, which represent a significant addressable market for Ciena. In addition, the acquisitions will strengthen Ciena’s expertise in these areas, with the addition of a combined 60+ talented engineers with significant experience in access technologies.

“The acquisitions of Tibit Communications and Benu Networks will extend our ability to support customers’ next-generation metro and edge strategies as service providers globally accelerate investments to modernize their networks and improve connectivity at the network edge,” said Scott McFeely, Senior Vice President, Global Products and Services, Ciena. “Tibit’s high-speed PON technologies and Benu’s subscriber management products, combined with Ciena’s current access and edge portfolio, will enable us to offer broader, more complete, and fully integrated broadband access solutions that combine routing, subscriber management, and PON features and functionality.”

Tibit Communications

Tibit combines PON-specific hardware and OS into a micro pluggable transceiver that can be easily integrated into a carrier-grade Ethernet switch. Unlike the closed and proprietary approaches of traditional Optical Line Terminal (OLT) vendors, Tibit’s open, microplug OLT technology enables rapid PON deployment in any environment.

The acquisition will enable Ciena to build on its market traction and accelerate its time to market, specifically with more vertically integrated, next-generation PON solutions that support residential, enterprise, and mobility use cases, including 10G XGS-PON with development paths to deliver 25G and higher PON in the future.

“The global PON market is growing at a rapid pace and this acquisition will provide the opportunity to take Tibit’s differentiated products to market at scale through Ciena’s extensive service provider customer base. And, as a combined team, we will continue to support and leverage Tibit’s existing network of relationships with system integrators and other equipment vendors,” said Edward Boyd, Vice President of Engineering and Chief Technology Officer of Tibit Communications.

Ciena and Tibit have a strong existing relationship. Ciena has been an investor in Tibit since its initial funding round in 2016 and is currently Tibit’s largest shareholder. Ciena is also Tibit’s largest customer, successfully leveraging Tibit’s products and technology within its portfolio of broadband access solutions.

Under the terms of the agreement, Ciena will acquire the remaining shares of Tibit that it does not already own in a cash-free, debt-free transaction currently valued at approximately $210 million, with the merger consideration to be paid in cash. In addition, Ciena will enter into certain employee retention arrangements in connection with the transaction. The Tibit transaction has been approved by the boards of directors of both companies as well as Tibit’s shareholders. The transaction is expected to close during Ciena’s fiscal first quarter 2023, subject to customary closing conditions.

Benu Networks
Benu has developed a portfolio of field-proven, cloud-native software solutions, including a virtual Broadband Network Gateway ((v)BNG), which are highly complementary to Ciena’s existing portfolio of broadband access solutions. Benu will provide Ciena with the ability to deliver a single solution that integrates routing, OLT, subscriber management and network services, thereby reducing both capital and operating expenses and improving sustainability for our customers.

“Ciena and Benu have already successfully partnered in the market, including as part of an award-winning joint Proof of Concept (POC) with other residential broadband ecosystem vendors, as well as on active work on customer trials and POCs globally. As part of Ciena, we will be in a stronger position to further extend the market reach and continued development of our software solutions,” said Ajay Manuja, CEO of Benu Networks.

The Benu transaction closed during Ciena’s fiscal first quarter 2023.
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About Ciena
Ciena (NYSE: CIEN) is a networking systems, services and software company. We provide solutions that help our customers create the Adaptive NetworkÔ in response to the constantly changing demands of their end-users. By delivering best-in-class networking technology through high-touch consultative relationships, we build the world’s most agile networks with automation, openness and scale. For updates on Ciena, follow us on Twitter @Ciena, LinkedIn, the Ciena Insights blog, or visit www.ciena.com.

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